UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2021

ARC GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54226	59-3649554
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1409 Kinsley Ave., Ste. 2 Orange Park, FL	32073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 741-5500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2021, Alex Andre resigned as the Chief Financial Officer of ARC Group, Inc. (the “Company”). In connection therewith, on July 29, 2021, Yannick Bastien was appointed as the Chief Financial Officer of the Company. Mr. Bastien has served as the Company’s Chief Administrative Officer since April 2020 and served as the Company’s Director of Accounting from September 2015 to April 2020. Prior to joining the Company, he served as the Chief Financial Officer of Global Offshore Resources, LLC, a company specializing in providing manpower resources to the oil and energy industry, from August 2011 to August 2015. From August 2007 to August 2011, Mr. Bastien served as the Chief Financial Officer of Blue Victory Holdings, Inc., an asset development firm focused primarily on the ownership and management of branded restaurants. Prior to that, he was a Series 7 and 63 licensed financial advisor at American Express Financial Advisors, a financial services company, where he specialized on the retail side of public markets and focused on analyzing financial results and identifying investment opportunities, from 1997 to 2006. Mr. Bastien earned a Bachelor of Science in Business Administration from Purdue University Global.

Yannick Bastien’s Employment Agreement

On April 27, 2020, the Company entered into an employment agreement with Mr. Bastien to serve as the Chief Administrative Officer of the Company (the “Employment Agreement”). The Employment Agreement is for an initial term of three years with automatic one-year renewals thereafter unless earlier terminated or not renewed as provided therein. Under the terms of the Employment Agreement, Mr. Bastien will be paid an initial annual base salary in the amount of $150,000. Since January 1, 2021, Mr. Bastien has been eligible to receive increases in salary in the discretion of the Company’s board of directors. Mr. Bastien’s salary cannot be reduced after any increase is made in accordance with the terms of the Employment Agreement. Mr. Bastien is eligible to receive annual bonuses on April 1st of each year of up to an amount equal to 10% of his then-current base salary in the discretion of the Company’s board of directors. The Employment Agreement contains customary confidentiality, non-competition, non-solicitation and non-disparagement provisions in favor of the Company. The terms of the Employment Agreement shall continue to be effective with respect to Mr. Bastien’s appointment as the Chief Financial Officer of the Company.

On April 27, 2020, in conjunction with the Employment Agreement, the Company entered into a restricted stock award agreement with Mr. Bastien pursuant to which the Company granted 150,000 shares of the Company’s common stock, $0.01 par value per share, to Mr. Bastien. The shares vest in accordance with the following schedule: (i) 50,000 shares on April 27, 2021; (ii) 50,000 shares on April 27, 2022; and (iii) 50,000 shares on April 27, 2023. In the event the Company terminates the employment of Mr. Bastien without “cause,” as such term is defined in Section 4(c) of the Employment Agreement, his restricted stock award will vest in full immediately. In the event Mr. Bastien’s employment with the Company terminates by reason of death or “disability,” as such term is defined in Section 4(b) of the Employment Agreement, or if the Company terminates Mr. Bastien’s employment for “cause,” as such term is defined in Section 4(c) of the Employment Agreement, or if Mr. Bastien terminates his own employment with the Company, then any shares that have not yet vested shall be forfeited to the Company. In the event of certain “changes in control,” as such term is defined in the Company’s 2014 Stock Incentive Plan adopted by the Company’s board of directors on June 16, 2014, all restrictions and conditions on any of the shares then outstanding shall automatically be deemed terminated or satisfied in full, as applicable, immediately prior to the consummation of the change in control event.

Alex Andre’s Restricted Stock Award Agreement

On April 8, 2019, the Company entered into a restricted stock award agreement with Mr. Andre pursuant to which the Company granted 225,000 shares of the Company’s common stock, $0.01 par value per share, to Mr. Andre subject to a vesting schedule. During his employment period with the Company, two-thirds of the shares vested with Mr. Andre pursuant to the terms of the restricted stock award agreement. Upon learning of Mr. Andre’s decision to resign as the Chief Financial Officer of the Company, the Company’s board of directors determined that it would be appropriate to accelerate the vesting schedule with respect to the remaining one-third of the shares granted given Mr. Andre’s faithful service to the Company. On June 2, 2021, Mr. Bastien purchased Mr. Andre’s 225,000 shares of the Company’s common stock, $0.01 par value per share, for $54,000.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2021

ARC GROUP, INC.

By:	/s/ Seenu Kasturi
Name:	Seenu Kasturi
Title:	Chief Executive Officer